EX-99.d.2.ii

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated October 12, 2012, by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and Acadian Asset Management LLC, a Delaware limited liability company (the “Sub-Advisor”), is made effective as of the 28th day of February, 2014.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated October 12, 2012 (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Global Low Volatility Equity Fund (the “GLVE Fund”), a series of the Trust under the Agreement;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee payable to Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.			Acadian Asset Management LLC

By:			By:
	Name:	Stan Mavromates		Name:
	Title:	Chief Investment Officer		Title: